UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2012

RED TRAIL ENERGY, LLC
(Exact name of registrant as specified in its charter)

North Dakota	000-52033	76-0742311
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

P.O. Box 11, 3682 Highway 8 South Richardton, North Dakota 58652
(Address of principal executive offices)

(701) 974-3308
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On April 16, 2012, Red Trail Energy, LLC (the "Company") executed amended and restated loan agreements with its primary lender, First National Bank of Omaha ("FNBO"). The purposes of the amended and restated loan agreements were to extend the maturity date of the Company's current credit facilities, to adjust the interest rates payable pursuant to the Company's various credit facilities with FNBO and to change the amounts available under our revolving loans.

The Company executed a First Amended and Restated Construction Loan Agreement dated as of April 16, 2012 among the Company and FNBO (the "Amended Loan Agreement"). The Company has three separate loans which are governed by the Amended Loan Agreement, a $20 million Term Loan, a $5 million Revolving Credit Loan and a $5 million Declining Revolving Credit Loan. As of April 16, 2012, the Company had approximately $20 million outstanding on the Term Loan, approximately $2 million outstanding on the Revolving Credit Loan and approximately $600,000 outstanding on the Declining Revolving Credit Loan. The Amended Loan Agreement extended the maturity date of the Term Loan and the Declining Revolving Credit Loan to April 16, 2017 and extended the maturity date of the Revolving Credit Loan to April 15, 2013.

Interest on the Term Loan and the Declining Revolving Credit Loan accrues at a rate equal to the Three Month London Interbank Offered Rate ("LIBOR") plus 3.5%. Interest on the Revolving Credit Loan accrues at the One Month LIBOR plus 3.5%. The Declining Revolving Credit Loan and Revolving Credit Loan are subject to a non-use fee of 0.5% of the unused portion of these revolving loans.

The maximum principal amount available pursuant to the Declining Revolving Credit Loan decreases by $125,000 quarterly starting on June 1, 2012 and continuing until the maturity date on April 16, 2017. All amounts outstanding on the Term Loan and Declining Revolving Credit Loan are due on the maturity date of April 16, 2017. All amounts outstanding on the Revolving Credit Loan are due on the maturity date of April 15, 2013.

RED TRAIL ENERGY, LLC

Date: April 19, 2012	/s/ Kent Anderson
Kent Anderson
Chief Financial Officer